EXHIBIT 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn.,—April 21, 2004—Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video-based traffic management systems, announced today financial results for its first quarter ended March 31, 2004, marking the eighth consecutive quarter with net income exceeding net income reported for the comparable quarter of the previous year.

Net income for the quarter increased 27.5% to $320,000 ($0.09 per fully diluted share) compared to $251,000 ($0.07 per fully diluted share) for the comparable period in 2003. Revenues for the first quarter were $2,073,000, a 33.2% increase from $1,556,000 for the comparable period a year ago. Operating income increased 43.7% to $464,000 from $323,000 for the comparable quarter in 2003. The increase in revenue was the result of continued growth in royalty income in North America and product sales in Europe and Asia. Large orders shipped to customers in Athens, Greece and Seoul, South Korea accounted for much of the 103.4% growth in product sales.

Jim Murdakes, Chairman and CEO said, “We are very pleased with the first quarter revenue and earnings results which reflect a solid performance in the U.S., European and Asian markets. Most gratifying was our ability to increase both operating income and net income while continuing a program initiated a year ago to further invest in technology. We are currently developing new hardware and software products for shipment later this year for all three of our markets. As we focus on new technology we will continue to emphasize strong financial management in concert with revenue and income growth.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2003.

Three Month Periods Ended March 31, 2004 and 2003 (in thousands, except per share information)

	2004	2003
Revenue	$2,073	$1,556
Operating income	464	323
Net income	320	251
Net income per share
Basic	.10	.08
Diluted	.09	.07

Weighted average number of common shares outstanding:
Basic	3,292	3,178
Diluted	3,760	3,452

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